EXHIBIT 1

                             JOINT FILING AGREEMENT

     Pursuant to Rule 13d-1(k)(1) of the Securities and Exchange Commission under the Securities Exchange Act of 1934, each of the parties hereto agrees that the statement on Schedule 13D (including all amendments thereto) with respect to the beneficial ownership of Common Stock of Valence Technology, Inc. to which this agreement is attached as an exhibit, is filed by and on behalf of each such person and that any amendments thereto will be filed on behalf of each such person.

February 12, 2007


                                /s/ Carl E. Berg
                                ---------------------------------
                                Carl E. Berg Signing as an individual, as
                                manager of Berg & Berg Enterprises, LLC, and
                                as President of West Coast Venture Capital, Inc.